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                                                                   EXHIBIT 99.1

INTRABIOTICS AND BIOSEARCH ITALIA S.P.A. AMEND COLLABORATION ON RAMOPLANIN

INTRABIOTICS TO RECEIVE FUNDING AND ROYALTY AND BIOSEARCH TO REGAIN NORTH AMERICAN RIGHTS

MOUNTAIN VIEW, Calif., May 29 /PRNewswire/ -- IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI), a biopharmaceutical company engaged in the development of novel antibiotics, and Biosearch Italia S.p.A. (Nuovo Mercato: BIO.MI) today announced an amendment to their collaborative agreement for the development and commercialization of ramoplanin in North America for topical and oral pharmaceutical uses.

IntraBiotics is currently conducting a phase III clinical trial for ramoplanin oral powder for the prevention of vancomycin-resistant enterococci (VRE) bloodstream infections. The trial is designed to enroll 950 patients in the United States. Previously, the Company announced that the Steering Committee of the trial had concluded that the rate of enrollment was slower than anticipated and that the results from this trial were expected to be delayed by a year or more from the original completion date of the end of 2001.

Under the new terms of the agreement, IntraBiotics will be reimbursed for ongoing clinical trial expenses during a three-month transition period, starting June 1 and ending August 31, 2001. At the end of this period, which may be extended by mutual consent, Biosearch will assume responsibility for the clinical development of ramoplanin oral powder at its own expense and retain worldwide rights to the product. In exchange for its clinical development expenses and efforts to date, IntraBiotics will receive a royalty on future net sales of ramoplanin in North America, if it is successfully developed.

Furthermore, the agreement specifies that IntraBiotics retains its license to topical uses of ramoplanin unless certain clinical development milestones are not met. The agreement also allows for IntraBiotics to regain North American rights to the ramoplanin oral powder program under certain conditions and by paying certain fees to Biosearch Italia.

IntraBiotics has decided to focus its resources on its lead product, iseganan, because this product is also in phase III development and the Company retains worldwide rights to it whereas the Company only holds North American rights to ramoplanin. IntraBiotics is currently conducting a phase III trial of iseganan HCl oral solution for the prevention of oral mucositis in cancer patients receiving radiotherapy. Previously, the Company announced results from a phase III clinical trial in cancer patients receiving chemotherapy in which the secondary endpoint was met but the primary endpoint was not. The Company announced that a vendor error during the conduct of the trial had damaged the results. Based on additional analyses the Company believes that a repeat trial will improve the chances for regulatory approval and is planning to conduct another trial in this patient population.


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Kenneth J. Kelley, Chairman and Chief Executive Officer of IntraBiotics, said,
"I am pleased that this agreement provides for the funding of the ongoing phase III trial and the continued development of ramoplanin for the potential benefit of patients at risk for VRE bloodstream infections. We are grateful for Biosearch's support, for their shared commitment to these patients, and for their flexibility in amending our collaborative agreement to mutually share in ramoplanin's potential success in the future." Mr. Kelley continued, "I am also pleased that it will enable IntraBiotics to conserve cash in the immediate term, helping us to direct resources to our lead product, iseganan, which has one phase III trial ongoing and another trial planned."

Claudio Quarta, Chief Executive Officer of Biosearch, said, "Trial data has shown that Ramoplanin, which has been granted fast-track status by the FDA, is a highly promising new drug in an area of serious and growing clinical need. Biosearch is strongly committed to bringing Ramoplanin to the market, either directly or through alliances, and we have already received a number of expressions of interest in the product from other companies. We are grateful to IntraBiotics for having initiated a phase III trial after successful phase II studies."

IntraBiotics Pharmaceuticals, Inc., founded in 1994, is a biopharmaceutical company engaged in the development of novel antibacterial and antifungal drugs for the treatment and prevention of serious infectious diseases, including those caused by multi-drug resistant pathogens. The Company's lead product is iseganan HCl oral solution (formerly known as Protegrin IB-367 Rinse), which is being tested in a phase III clinical trial for the prevention of oral mucositis in cancer patients. IntraBiotics has additional products that have successfully completed earlier-stage clinical trials, including iseganan HCl oral solution for prevention of pneumonia in patients on mechanical ventilators and iseganan aerosol for inhalation for treatment of lung infections in cystic fibrosis patients. The Company has not undertaken further development efforts with respect to these product candidates in order to conserve its resources.

Additional information is available at the company's web site:
www.intrabiotics.com.

Certain statements in this press release contain forward-looking information. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure, the uncertainty of clinical outcomes, the need for additional financing, regulatory risks, and risks related to proprietary rights, market acceptance and competition. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Quarterly Report on Form 10-Q, as amended, for the period ended March 31, 2001.